Exhibit 99.1

United Refining Company Completes Private Offering of Additional Senior Notes

WARREN, PENNSYLVANIA, February 18, 2005 – United Refining Company today stated that it has completed its previously announced private placement offering of an additional $25.0 million in Senior Notes due 2012 which will bear an interest rate of 10.500% (the “Additional Notes”). The Additional Notes were issued under an indenture, dated as of August 6, 2004, pursuant to which $200.0 million of notes of the same series were previously issued.

The Additional Notes were issued at 103% of par to yield 9.923% to maturity. Net proceeds from the offering of approximately $25.0 million have been used to pay down a portion of the company’s outstanding indebtedness under its existing revolving credit facility. The Additional Notes will be eligible for resale under Rule 144A of the Securities Act of 1933.

CONTACT: James E. Murphy, Vice President and Chief Financial Officer

Phone: (814) 726-4674

Web site: http://www.urc.com